Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated May 11, 2012 relating to the statement of assets acquired and liabilities assumed by Home Loan Servicing Solutions, Ltd. and subsidiaries (the “Company”) of and subsidiaries, pursuant to the Purchase and Assumption Agreement, dated February 10, 2012, executed by the Company with Ocwen Financial Corporation, and incorporated by reference in the Prospectus included in Registration Statement No. 333-183407. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
September 6, 2012 Atlanta, Georgia